UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2012

Archipelago Learning, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34555	27-0767387
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3232 McKinney Avenue, Suite 400, Dallas, Texas	75204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 800-419-3191

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

Archipelago Learning, Inc. (“Archipelago”) held a special meeting of its stockholders on May 16, 2012 (the “Special Meeting”). For more information on the proposals considered at the Special Meeting, please see the Company’s proxy statement on Schedule 14A dated April 13, 2012 and filed with the Securities and Exchange Commission. Below are the final voting results.

There were present at the meeting, either in person or by proxy, 22,499,664 shares of Common Stock of the Company out of a total of 26,344,759 shares of Common Stock, issued, outstanding and entitled to vote as of the record date of April 11, 2012. This constituted 85.40% of the Company’s outstanding Common Stock entitled to vote at the meeting.

Proposal 1:	To adopt and approve the Agreement and Plan of Merger, dated as of March 3, 2012 (the “Merger Agreement”), by and among Archipelago, Plato Learning, Inc., and Project Cayman Merger Corp., as it may be amended from time to time.

	For	Against	Abstain

Common Stock	22,497,746	1,918	0
% of Voted	99.99%	0.01%	0.00%
% of Outstanding	85.39%	0.01%	0.00%

Proposal 2:	To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Archipelago’s named executive officers that is based on or otherwise relates to the merger contemplated by the Merger Agreement.

	For	Against	Abstain

Common Stock	21,338,900	444,026	716,738
% of Voted	94.84%	1.97%	3.19%
% of Outstanding	80.99%	1.69%	2.72%

Proposal 3:	To approve the adjournment or postponement of the special meeting to a later date, time and/or place if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

	For	Against	Abstain

Common Stock	22,163,140	333,879	2,645
% of Voted	98.50%	1.48%	0.01%
% of Outstanding	84.12%	1.27%	0.01%

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Archipelago Learning, Inc., dated May 16, 2012, announcing stockholder approval of its merger agreement with Plato Learning.

99.2	2012 Special Meeting of Stockholders Voting Results

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Archipelago Learning, Inc.

May 16, 2012	By:	/s/ Mark S. Dubrow
		Name:	Mark S. Dubrow
		Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release of Archipelago Learning, Inc., dated May 16, 2012, announcing shareholder approval of its merger agreement with Plato Learning.

99.2	2012 Special Meeting of Stockholders Voting Results

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